Exhibit 5.1


                                November 12, 1998




United States Filter Corporation
40-004 Cook Street
Palm Desert, California  92211

Ladies and Gentlemen:

      We have acted as counsel for United States Filter Corporation (the "Company") in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 30,360 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain officers and employees of the Company and its affiliates in connection with the stock option agreements dated July 1, 1997 between MEGA Systems & Chemicals, Inc. and Dick Romey, Bob Korman and Pat Mehall, respectively (collectively, the "Agreements").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Agreements and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Agreements, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP